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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                           (AMENDMENT NO. _________)(1)


                             MDI ENTERTAINMENT, INC.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.001 PER SHARE
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    55268S109
-------------------------------------------------------------------------------
                                 (CUSIP Number)

                                NOVEMBER 27, 1998
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  /   / Rule 13d-1(b)

                  /   / Rule 13d-1(c)

                  / X / Rule 13d-1(d)

--------
       (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

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CUSIP NO. 55268S109                13G                        Page 2 of 6 Pages
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1        NAMES OF REPORTING PERSONS

         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Steven M. Saferin
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2
         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)   /  /
                                                                     (b)   /  /

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3        SEC USE ONLY

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4        CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S.A.
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               Number of                5       SOLE VOTING POWER
                Shares                          4,366,124
             Beneficially               ---------------------------------------
               Owned by                 6       SHARED VOTING POWER
                 Each                           0
               Reporting                ---------------------------------------
              Person with
                                        7       SOLE DISPOSITIVE POWER
                                                4,366,124
                                        ---------------------------------------

                                        8       SHARED DISPOSITIVE POWER
                                                0
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9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          4,366,124
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10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         /  /
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11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         56.1%
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12       TYPE OF REPORTING PERSON
         IN
-------------------------------------------------------------------------------

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CUSIP NO. 55268S109                 13G                       Page 3 of 6 Pages
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ITEM 1(A).        NAME OF ISSUER:

                  MDI Entertainment, Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  201 Ann Street
                  Hartford, Connecticut 06103

ITEM 2(A).        NAME OF PERSON FILING:

                  Steven M. Saferin

ITEM 2(B).        ADDRESS OF PRINCIPAL OFFICE, OR IF NONE, RESIDENCE:

                  c/o MDI Entertainment, Inc.
                  201 Ann Street
                  Hartford, Connecticut 06103

ITEM 2(C).        CITIZENSHIP:

                  U.S.A.

ITEM 2(D).        TITLE OF CLASS OF SECURITIES:

                  Common Stock, par value $.001 per share.

ITEM 2(E).        CUSIP NUMBER:

                  55268S109

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:
         (a)      /  /   Broker or dealer registered under Section 15 of the
                         Exchange Act.
         (b)      /  /   Bank as defined in Section 3(a)(6) of the Exchange Act.
         (c)      /  /   Insurance company as defined in Section 3(a)(19) of
                         the Exchange Act.
         (d)      /  /   Investment company registered under Section 8 of the
                         Investment Company Act.
         (e)      /  /   An investment adviser in accordance with Rule 13d-1(b)
                         (1)(ii)(E).
         (f)      /  /   An employee benefit plan or endowment fund n accordance
                         with Rule 13d-1(b)(1)(ii)(F).

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CUSIP NO. 55268S109                 13G                       Page 4 of 6 Pages
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         (g)      /  /   A parent holding company or control person in
                         accordance with Rule 13d-1(b)(1)(ii)(G).
         (h)      /  /   A savings association as defined in Section 3(b)
                         of the Federal Deposit Insurance Act.
         (i)      /  /   A church plan that is excluded from the
                         definition of an investment company under Section
                         3(c)(14) of the Investment Company Act.
         (j)      /  /   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to Rule 13d-1(c), check this box.
         /  /

ITEM 4.           OWNERSHIP:

                  (a)      Amount Beneficially Owned: 4,366,124
                  (b)      Percent of Class: 56.1%
                  (c)      Number of shares as to which such person has:
                           (i)   sole power to vote or to direct the vote:
                                 4,366,124
                           (ii)  shared power to vote or to direct the vote: 0
                           (iii) sole power to dispose or to direct the
                                 disposition of:
                                 4,366,124
                           (iv) shared power to dispose or to direct the disposition of: 0

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class securities, check the following [ ].

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

                  Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  Not Applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP:

                  Not Applicable.

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CUSIP NO. 55268S109                 13G                       Page 5 of 6 Pages
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ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:

                  Not Applicable.

ITEM 10.          CERTIFICATION:

                  Not Applicable.







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CUSIP NO. 55268S109                  13G                      Page 6 of 6 Pages
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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                           3/16/99
                                                  ---------------------------
                                                            (Date)


                                                    /S/ Steven M. Saferin
                                                  ---------------------------
                                                         (Signature)


                                                        Steven M. Saferin
                                                  ---------------------------
                                                          (Name/Title)